                                                          Exhibit 2

================================================================================





                         AGREEMENT AND PLAN OF MERGER



                                     among



                              GUIDANT CORPORATION



                          PEGASUS ACQUISITIONS CORP.



                                      and



                                INCONTROL, INC.



                          Dated as of August 10, 1998





================================================================================

                               TABLE OF CONTENTS

   ARTICLE I. THE OFFER...............................................................................   1
   SECTION 1.1   The Offer............................................................................   1
   SECTION 1.2   Company Actions......................................................................   3
   SECTION 1.3   Directors............................................................................   4
   ARTICLE II. THE MERGER.............................................................................   5
   SECTION 2.1   The Merger...........................................................................   5
   SECTION 2.2   Effective Time.......................................................................   5
   SECTION 2.3   Certificate of Incorporation and By-laws.............................................   6
   SECTION 2.4   Directors and Officers...............................................................   6
   ARTICLE III. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
   CORPORATIONS; EXCHANGE OF CERTIFICATES.............................................................   6
   SECTION 3.1   Effect on Capital Stock..............................................................   6
   SECTION 3.2   Exchange of Certificates.............................................................   7
   SECTION 3.3   Options..............................................................................   9
   ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................   9
   SECTION 4.1   Organization.........................................................................   9
   SECTION 4.2   Capitalization.......................................................................  10
   SECTION 4.3   Authority............................................................................  11
   SECTION 4.4   Consents and Approvals; No Violations................................................  11
   SECTION 4.5   SEC Reports and Financial Statements.................................................  12
   SECTION 4.6   Absence of Certain Changes or Events.................................................  13
   SECTION 4.7   No Undisclosed Liabilities...........................................................  13
   SECTION 4.8   Information Supplied.................................................................  13
   SECTION 4.9   Employee Benefit Plans; Labor Matters................................................  13
   SECTION 4.10  Contracts............................................................................  16
   SECTION 4.11  Litigation...........................................................................  16
   SECTION 4.12  Compliance with Applicable Law.......................................................  16
   SECTION 4.13  Tax Matters..........................................................................  17
   SECTION 4.14  Environmental........................................................................  19
   SECTION 4.15  State Takeover Statutes..............................................................  20
   SECTION 4.16  Intellectual Property................................................................  20
   SECTION 4.17  FDA and Product Matters..............................................................  21
   SECTION 4.18  Year 2000............................................................................  21
   SECTION 4.19  Insurance............................................................................  22
   SECTION 4.20  Absence of Questionable Payments.....................................................  22
   SECTION 4.21  Opinion of Financial Advisor.........................................................  23
   SECTION 4.22  Brokers and Finders..................................................................  23
   ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................  23
   SECTION 5.1   Organization.........................................................................  23
   SECTION 5.2   Authority............................................................................  23
   SECTION 5.3   Consents and Approvals; No Violations................................................  24
   SECTION 5.4   Information Supplied.................................................................  24
   SECTION 5.5   Interim Operations of Sub............................................................  25
   SECTION 5.6   Brokers..............................................................................  25
   SECTION 5.7   Financing............................................................................  25

   ARTICLE VI. COVENANTS..............................................................................  25
   SECTION 6.1   Covenants of the Company.............................................................  25
   SECTION 6.2   No Solicitation......................................................................  27
   SECTION 6.3   Shareholder Approval; Preparation of Proxy Statement.................................  29
   SECTION 6.4   Access to Information................................................................  30
   SECTION 6.5   Updating.............................................................................  30
   SECTION 6.6   Reasonable Efforts...................................................................  31
   SECTION 6.7   Indemnification; Insurance...........................................................  32
   SECTION 6.8   Certain Litigation...................................................................  33
   SECTION 6.9   Certain Transaction Related Fees.....................................................  33
   SECTION 6.10  Benefit Arrangements.................................................................  33
   SECTION 6.11  Takeover Statutes....................................................................  34
   SECTION 6.12  Shareholder Agreement Legend.........................................................  34
   SECTION 6.13  Loan Agreement.......................................................................  34
   SECTION 6.14  Redemption of Series B Stock.........................................................  35
   ARTICLE VII. CONDITIONS............................................................................  35
   SECTION 7.1   Conditions to Each Party's Obligation To Effect the Merger...........................  35
   ARTICLE VIII. TERMINATION AND AMENDMENT............................................................  36
   SECTION 8.1   Termination..........................................................................  36
   SECTION 8.2   Effect of Termination................................................................  37
   SECTION 8.3   Amendment............................................................................  37
   SECTION 8.4   Extension; Waiver....................................................................  37
   SECTION 8.5   Expenses.............................................................................  38
   ARTICLE IX. MISCELLANEOUS..........................................................................  39
   SECTION 9.1   Nonsurvival of Representations and Warranties........................................  39
   SECTION 9.2   Notices..............................................................................  39
   SECTION 9.3   Interpretation.......................................................................  40
   SECTION 9.4   Counterparts.........................................................................  41
   SECTION 9.5   Entire Agreement; No Third Party Beneficiaries.......................................  41
   SECTION 9.6   Governing Law........................................................................  41
   SECTION 9.7   Publicity............................................................................  41
   SECTION 9.8   Assignment...........................................................................  41
   SECTION 9.9   Enforcement..........................................................................  41
   SECTION 9.10  Severability.........................................................................  42
   Conditions to the Offer ......................................................................Exhibit A

     AGREEMENT AND PLAN OF MERGER dated as of August 10, 1998, among GUIDANT CORPORATION, an Indiana corporation ("Parent"), PEGASUS ACQUISITIONS CORP., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Sub"), and INCONTROL, INC., a Delaware corporation (the "Company").

     WHEREAS, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), including shares of Common Stock issued from time to time upon conversion of the Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Stock") or upon the exercise of any Options (as defined in Section 3.3) (the "Shares") (which shall include all related rights (the "Rights") issued pursuant to the Rights Plan dated as of February 27, 1996 between the Company and First Interstate Bank of Washington, N.A. (the "Rights Plan")), of the Company at a purchase price (the "Offer Price") of $6.00 per Share, net to the seller in cash, without interest thereon, or such higher price as Sub may offer upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and recommending that holders of Shares accept the Offer;

     WHEREAS, the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement has been authorized by all necessary corporate action on behalf of Parent and Sub and has been adopted by the Board of Directors of the Company;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Sub and certain shareholders of the Company are entering into a Shareholder Agreement (the "Shareholder Agreement") pursuant to which such shareholders have, among other things, agreed to sell all such shareholders' Shares to Sub at the price per Share paid in the Offer, upon the terms and subject to the conditions set forth in the Shareholder Agreement; and the Shareholder Agreement has been approved by the Board of Directors of the Company; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, Parent, Sub and the Company hereby agree as follows:

                                  ARTICLE I.
                                   THE OFFER

          SECTION 1.1    The Offer.
                         ----------

          (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall commence the Offer. Sub shall purchase for cash all Shares tendered at the highest price offered (which shall in no event be less than the Offer Price) if they are validly tendered and not withdrawn prior to the expiration of the Offer as set forth in the Offer Documents (as defined in Section 1.1(b)). The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its reasonable discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company) and to the terms and conditions of this Agreement.

     Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence. In the event that (i) the redemption notice period provided in the Certificate of Designations of the Series B Stock shall not have expired and
(ii) the Company shall have given a notice of redemption of the Series B Stock in accordance with the Certificate of Designations, Sub shall extend the Expiration Date until such time as such notice period shall have expired. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply in all material respects with the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Sub with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.2    Company Actions.
                         ----------------

          (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the Shareholder Agreement, approving the Offer and the Merger (and effecting the other actions referred to in Section 4.15), determining that the terms of the Offer and the Merger are fair to, advisable and in the best interests of, the Company and its shareholders, recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Sub pursuant to the Offer, the Merger and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, and the documents included therein, together with any supplements or amendments thereto, the "Schedule 14D-9") containing, subject to the fiduciary duties of the Board of Directors as determined in good faith following receipt of advice of legal counsel, the recommendation described in paragraph (a) and shall mail the
Schedule 14D-9 to the shareholders of the Company. The Company agrees that the
Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Parent and Sub shall use such information only in connection with the Offer and the Merger, and if this Agreement is terminated in accordance with its terms, each of them shall, upon the Company's request, deliver to the Company all of such information and any copies or excerpts thereof in its possession or under its control.

          SECTION 1.3    Directors.
                         ----------

          (a) Promptly upon the acceptance for payment of Shares by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of (i) the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors and (ii) each subsidiary of the Company and each committee of the Board of Directors of the Company and each such subsidiary as will give Sub a majority of such directors or committee, and the Company shall, at such time, cause Sub's designees to be so elected. In the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

          (b) Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the Information Statement (as hereinafter defined) containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's and each subsidiary's Board of Directors and each committee thereof and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the Company's and each subsidiary's Board of Directors and each committee thereof as provided above.

          (c) Following the election or appointment of Sub's designees pursuant to this Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement or (iv) following the termination of this Agreement in accordance with its terms enter into any other merger or consolidation between the Company and Parent or any subsidiary of Parent.

                                  ARTICLE II.
                                  THE MERGER

          SECTION 2.1    The Merger.
                         -----------

          Upon the terms and subject to the conditions set forth herein, at the Effective Time, Sub shall be merged with and into the Company (the "Merger"), the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the Delaware General Corporation Law (the "DGCL").

          SECTION 2.2    Effective Time.
                         ---------------

          As promptly as practicable (but in no event more than two business days) after the satisfaction or waiver of the conditions to the Merger (other than conditions which by their nature are to be satisfied at the closing, but subject to such conditions) the parties shall (a) file a certificate of merger or, if applicable, a certificate of ownership and merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at the offices of Dewey Ballantine LLP, New York, New York.

          SECTION 2.3    Certificate of Incorporation and By-laws.
                         -----------------------------------------

          (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the initial certificate of incorporation of the Surviving Corporation.

          (b) The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation.

          SECTION 2.4    Directors and Officers.
                         -----------------------

          (a) The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

                                 ARTICLE III.
  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                           EXCHANGE OF CERTIFICATES

          SECTION 3.1    Effect on Capital Stock.
                         ------------------------

          As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a)  Capital Stock of Sub. Each issued and outstanding share of common
               -----------------------
stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b)  Cancellation of Treasury Stock and Parent Owned Stock.  Each
               -----------------------------------------------------
Share that is owned by the Company or any subsidiary and each Share that is owned by Parent or any subsidiary or Sub shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)  Conversion of Capital Stock.  Subject to SECTION 3.1 (d), each
               ---------------------------
issued and outstanding Share (other than Shares to be canceled in accordance with SECTION 3.1 (b) hereof) shall be converted into the right to receive in cash, without interest, the highest price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d)  Dissenting Shares.  Notwithstanding anything in this Agreement
               -----------------
to the contrary, any Shares held by a person (a "Dissenting Shareholder") who does not vote to approve the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require payment of fair value (as defined in the DGCL) for their Shares ("Dissenting Shares") shall not be converted as described in SECTION 3.1 (c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the DGCL. If, after the Effective Time, such Dissenting Shareholder withdraws his demand or fails to perfect or otherwise loses his rights as a Dissenting Shareholder to payment of fair value, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for fair value for Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (e)  Withholding Tax.  The right of any shareholder to receive the
               ---------------
Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation required by the Code (as hereinafter defined) or other applicable law.

          SECTION 3.2    Exchange of Certificates.
                         -------------------------

          (a)  Exchange Agent. Prior to the Effective Time, Parent shall
               --------------
designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in the Merger (the "Exchange Agent"), and, from time to time, on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates that immediately prior to the Effective Time represented outstanding Shares ("Certificates").

          (b)  Exchange Procedure.  As soon as reasonably practicable after
               ------------------
the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share theretofore represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.

          (c)  No Further Ownership Rights in Shares.  All Merger Consideration
               -------------------------------------
delivered upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (d)  Stock Transfer Books.  At the Effective Time, the stock transfer
               --------------------
books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

          (e)  Lost Certificates.  If any Certificate shall have been lost,
               -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond or other surety in such amount as the Exchange Agent and Parent may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Exchange Agent and Parent may impose, the Exchange Agent shall deliver in exchange for such Certificate the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1.

          (f)  Transferred Certificates. If any payment under this Article III
               ------------------------
is to be made to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (g)  Investment.  The Exchange Agent shall invest any funds held by
               ----------
it for purposes of this Section 3.2 as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

          (h)  No Liability.  None of Parent, Sub, the Company or the Exchange
               ------------
Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the cash that has been made available to the Exchange Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Certificate six months after the Effective Time, shall be returned to Parent and any such holder who has not exchanged such holder's

Certificate prior to such time shall thereafter look only to the Surviving Corporation for any claim for Merger Consideration hereunder.

          SECTION 3.3    Options.
                         --------

          (a) The Company has taken all necessary action so that effective as of the Effective Time, (i) each outstanding stock option (the "Options") to purchase Shares granted under the Company's stock option or similar Plans (the "Company Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested, (ii) each Option that is then outstanding will be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or Sub and the holder of any such Option otherwise agree, the Company (or, at Parent's option, Sub) will pay to each holder of an Option an amount in respect thereof equal to the product of (x) the excess, if any, of the Offer Price over the exercise price of each such Option and (y) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of any withholding taxes required by the Code or other applicable law). The Company represents that (i) no consent of any holder of any option is necessary for the transactions contemplated by this Section 3.3(a),
(ii) following the Effective Time no holder of an Option shall have any rights thereunder other than to receive cash as contemplated by this Section and (iii) following the Effective Time no person shall have any right to acquire any security of the Surviving Corporation (or any subsidiary thereof) as a result of any agreement or obligation of the Company or any subsidiary.

          (b) The Company Option Plans shall terminate as of the Effective Time, and the provisions in any other plan or arrangement of the Company providing for the offering, issuance, purchase, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of any Option or Warrant or any participant in any Company Option Plan or other plan or arrangement of the Company shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates, the Company represents and warrants to Parent and Sub as follows:

          SECTION 4.1    Organization.
                         -------------

          Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease or operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" means, with respect to any person, a fact, event or effect which has had, or is reasonably likely to have, together with all similar or related facts, events and effects, a material adverse effect on the financial condition, business, assets, prospects or results of operations of such person and its subsidiaries taken as a whole or on the ability of such person to perform its obligations hereunder or which would prevent or materially delay the consummation of the transactions contemplated hereby. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and by-laws (or similar organizational documents) of each of its subsidiaries.

          SECTION 4.2    Capitalization.
                         ---------------

          (a) The authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of preferred stock (400,000 of which are designated as Series A Participating Cumulative Preferred Stock issuable upon exercise of the Rights and 8,710 of which are designated Series B Stock. At the close of business on August 6, 1998, (i) 20,974,122 Shares were issued and outstanding, (ii) 2,999 shares of Series B Stock were issued and outstanding held beneficially and of record by two owners and (iii) 1,442,217 Shares were issuable upon the exercise of Options to purchase Shares under the Company Option Plans, 102,901 Shares were issuable upon exercise of the outstanding warrants to purchase Shares (the "Warrants") and 838,653 Shares are issuable upon conversion of the Series B Stock. All outstanding shares of capital stock of Company have been duly authorized and validly issued and are fully paid and nonassessable. The Shares issuable upon exercise of the Options and Warrants and conversion of the Series B Stock are duly authorized, and when issued in accordance with the terms of the Options, Warrants or Series B Stock, as applicable, will be validly issued and fully paid and nonassessable. Except as set forth above, and for changes since such date resulting from (i) the exercise of Options or Warrants, outstanding on such date in accordance with their terms,
(ii) fluctuations in the price of the Common Stock and the applicable conversion percentage for the Series B Stock or (iii) conversion of any shares of Series B Stock, there are outstanding (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company, and
(z) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock or other securities. There are no outstanding obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any securities of the Company or to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

          (b) Section 4.2(b) of the Company Disclosure Schedule lists each outstanding Option and Warrant as of August 6, 1998, the holder thereof, the number of

Shares issuable thereunder and the exercise price thereof. Subject to providing the notice required pursuant to the terms of the Warrants and as contemplated by
Section 6.14(c) hereof, at the Effective Time all of the Warrants will have expired and be of no further force or effect in accordance with their terms.

          (c) Section 4.2(c) of the Company Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

          SECTION 4.3    Authority.
                         ----------

          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Shares (the "Company Shareholder Approval") (if required). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (the "Enforceability Exceptions").

          SECTION 4.4    Consents and Approvals; No Violations.
                         --------------------------------------
          (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any United States federal, state, local, foreign, supranational or other governmental body, court, agency, official or regulatory or other authority (collectively, "Governmental Entities") other than (i) the filing of the Certificate of Merger as contemplated by Article I hereof, (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) compliance with any applicable requirements of the Exchange Act and (iv) any filing, registration or notification the failure of which to make or any authorization, permit, consent or approval the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company or any similar organizational documents of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, or require consent pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (a "contract") to which the Company or any of its subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any judgment, order, writ, preliminary or permanent injunction or decree (each an "Order") or any statute, law, ordinance, rule or regulation of any Governmental Entity (each, a "Law") applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses
(ii) or (iii) for violations, breaches, defaults, rights, or Liens that would not reasonably be expected to have a Material Adverse Effect on the Company.

          SECTION 4.5    SEC Reports and Financial Statements.
                         -------------------------------------

          (a) The Company has filed with the SEC all forms (including, without limitation, the Company's Registration Statement on Form S-3, Registration No. 333-53117, as amended by Form S-3/A No. 1, Form S-3/A No. 2 and Form S-3/A No.
3), reports, schedules, statements and other documents required to be filed by it since January 1, 1995 (collectively, the "Company SEC Documents"). The Company SEC Documents (a) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No subsidiary of the Company is required to make any filings with the SEC.

          (b) The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

          SECTION 4.6    Absence of Certain Changes or Events.
                         -------------------------------------

          Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents"), since December 31, 1997, (i) the Company and its subsidiaries have conducted their respective business only in the ordinary course, (ii) there has not been any Material Adverse Effect with respect to the Company and (iii) neither the Company nor any subsidiary has taken any action contemplated by
Section 6.1.

          SECTION 4.7    No Undisclosed Liabilities.
                         ---------------------------

          Except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would have a Material Adverse Effect on the Company.

          SECTION 4.8    Information Supplied.
                         ---------------------

          None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the
Schedule 14D-9, (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the Proxy Statement (as hereinafter defined), will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 7.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
Schedule 14D-9, the Information Statement and the Proxy Statement (the "Specified Documents") will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company in this Section 4.8 with respect to statements made or incorporated by reference in the Specified Documents based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

          SECTION 4.9    Employee Benefit Plans; Labor Matters.
                         --------------------------------------

          (a) Section 4.9(a) of the Company Disclosure Schedule sets forth each material plan, agreement, arrangement or commitment that is an employment or consulting agreement; executive or incentive compensation plan, bonus plan, deferred compensation plan or agreement; employee pension, profit sharing, savings or retirement plan; employee stock option or stock purchase plan; group life, health, or accident insurance or other employee benefit plan, agreement, arrangement or commitment, including, without limitation, any severance, holiday, vacation, Christmas or other bonus plans (including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently maintained by the Company or any of its subsidiaries for any of its present or former employees, consultants, officers or directors ("the Company Personnel") or with respect to which the Company or any of its subsidiaries has material liability or makes (or has an obligation to make) contributions ("Company Plans").

          (b) The Company has provided Parent with (i) copies of all the Company Plans or in the case of an unwritten plan, a written description thereof, (ii) copies of any annual reports (Form 5500 Series), annual financial or actuarial reports and Internal Revenue Service determination letters relating to such Company Plans and (iii) copies of all summary plan descriptions (whether or not required to be furnished under ERISA) and employee communications relating to such Company Plans and distributed to the Company Personnel, in each case under this subsection (b), existing or in effect during or within the past three years.

          (c) There are no Company Personnel who are entitled to (i) any pension benefit or deferred compensation that is unfunded or (ii) any pension or other benefit to be paid after termination of employment, except as referred by law, involving 4980(B) and 601-609 of ERISA or pursuant to plans intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and listed on Section 4.9(c) of the Company Disclosure Schedule, and no other benefits whatsoever are payable to any Company Personnel after termination of employment (including retiree medical and death benefits).

          (d)  Each Company Plan that is an employee welfare benefit plan under
Section 3(l) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (e) All contributions or payments owed with respect to any periods prior to the Effective Time under any Company Plan have been or will be made or accrued prior to the Effective Time. Each Company Plan by its terms and operation is in material compliance with all applicable laws (including, but not limited to, ERISA, the Code and the Age Discrimination in Employment Act of 1967, as amended).

          (f) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened against any Company Plan or, to the Company's knowledge, against any administrator or fiduciary of any Company Plan with respect to such Company Plan that would, if adversely decided with respect to the Company Plan, administrator or fiduciary, have a Material Adverse Effect on the Company. As to each Company Plan for which an annual report is required to be filed under ERISA or the Code, all such filings, including schedules, have been made on a timely basis and with respect to the most recent report regarding each such Company Plan, liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial matters covered thereby.

          (g) Neither the Company nor any entity required to be aggregated with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code contributes to, maintains or has any material liability with respect to a plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any entity required to be aggregated with the Company pursuant to Sections 414(b) or (c) of the Code contributes to or has ever contributed to or been obligated to contribute to a plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA.)

          (h) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service stating that such plan is so qualified and nothing has occurred since the date of the most recent such letter issued with respect to such Company Plan to cause such letter to be no longer valid or effective.

          (i) Neither the Company, any subsidiary nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Plans (or their trusts), the Company, or any person who the Company has an obligation to indemnify, to any material tax or penalty imposed under
Section 4975 of the Code or Section 502 of ERISA.

          (j) The events contemplated by this Agreement and the Shareholder Agreement (either alone or together with any other event) will not (i) entitle any Company Personnel to severance pay, unemployment compensation, or other similar payments under any Company Plan, law or otherwise, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Plan or compensation to any Company Personnel, (iii) result in any payments (including parachute payments) under any Company Plan, law or otherwise becoming due to any Company Personnel or other person, or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Company Plan.

          (k) The Company, its subsidiaries and each member of their respective business enterprises have complied with the Worker Adjustment and Retraining Notification Act in all material respects.

          (l) Neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries relating to their business, except for any such proceeding that would not have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit currently being made or threatened involving employees of the Company or any of its subsidiaries. The Company and its subsidiaries are in compliance in all material respects with all applicable laws regarding employment consulting, employment practices, wages, hours and terms and conditions of employment.

          SECTION 4.10    Contracts.
                          ---------

          Except as disclosed in the Company Filed SEC Documents, there are no contracts that are material to the financial condition, business, assets, prospects or results of operations of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries, or to the best knowledge of the Company, any other party, is in violation or breach of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries) under any contract to which it is a party or by which it or any of its properties or assets is bound, except as disclosed in the Company Filed SEC Documents and except for violations, breaches or defaults that would not have a Material Adverse Effect on the Company. Except as disclosed in the Company Filed SEC Documents, no other party to any such contract has, to the best knowledge of the Company, alleged that the Company or any subsidiary is in violation or breach of or in default under any such contract or has notified the Company or any subsidiary of an intention to modify any material terms of or not to renew any such contract, where such events would have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no facts, circumstances or conditions which would reasonably be expected to result in the loss of any customer accounting for more than 5% of the consolidated revenues of the Company and its subsidiaries.

          SECTION 4.11    Litigation.
                          ----------

          Except as disclosed in the Company Filed SEC Documents, there is no suit, claim, action, proceeding or investigation pending before any Governmental Entity or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries that would have a Material Adverse Effect. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries is subject to any outstanding Order that would have a Material Adverse Effect on the Company

          SECTION 4.12    Compliance with Applicable Law.
                          ------------------------------

          The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such Company Permits that would not have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. The businesses of the Company and its subsidiaries have not been, and are not being, conducted in violation of any Law, except for violations that would not have a Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on the Company.

          SECTION 4.13    Tax Matters.
                          -----------

          (a) Definitions:

     "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or state, local or foreign government or subdivision or agency thereof, together with any liability under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local or foreign law) or as transferee to assets or as a successor, or pursuant to any agreement to share liability for Taxes.

     "Taxable Period" means any tax year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

     "Tax Reserve" shall have the meaning set forth in Section 4.13(d).

     "Tax Return" shall mean any report, return, election, notice or other information required by applicable law to be supplied to a taxing authority in connection with Taxes.

     All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

          (b) All Tax Returns required to be filed by or with respect to the Company and each of its subsidiaries on or before the Effective Time have been or will be timely filed. All such Tax Returns (i) were prepared in the manner required by applicable law, (ii) are true, correct, and complete in all material respects, and (iii) reflect the liability for Taxes of the Company and each of its subsidiaries except to the extent that a proper reserve for Taxes has been reflected on the financial statements as of and for the year ended December 31, 1997 included in the Company Filed SEC Documents, in accordance with GAAP. All Taxes shown to be payable on such Tax Returns, and all assessments of Tax made against the Company and each of its subsidiaries with respect to such Tax Returns, have been paid when due except to the extent that a proper reserve for Taxes has been reflected on the financial statements as of and for the year ended December 31, 1997 included in the Company Filed SEC Documents, in accordance with GAAP. No adjustment relating to any such Tax Return has been proposed by any taxing authority.

          (c) The Company and each of its subsidiaries have made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any material estimated tax underpayment penalties.

          (d) The Company and each of its subsidiaries have (i) timely paid or caused to be paid or will cause to be timely paid all Taxes that are or were due on or prior to the date hereof or the Effective Time, whether or not shown (or required to be shown) on a Tax Return and (ii) provided a sufficient reserve in accordance with GAAP for the payment of all Taxes not yet due and payable (the "Tax Reserve") on the financial statements as of and for the year ended December 31, 1997 included in the Company Filed SEC Documents. There are no Taxes that would be due if asserted by a taxing authority, except with respect to which the Company and each of its subsidiaries are maintaining adequate reserves in accordance with GAAP on such financial statements included in the Company Filed SEC Documents.

          (e) The Company and each of its subsidiaries have complied (and until the Effective Time will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required.

          (f) None of the Tax Returns have been examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities and no statute of limitations has been extended for any period. There are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of the Company and/or any of its subsidiaries to the Company's knowledge and to the Company's knowledge, there is no basis for any such claim.

          (g) No claim has ever been made in writing by any taxing authority with respect to the Company or any of its subsidiaries in a jurisdiction where the Company and/or any of its subsidiaries do not file reports and returns that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of the Company or any of its subsidiaries.

          (h) Neither the Company nor any of its subsidiaries has agreed or is required to include in income or make any material adjustment under either
Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting or otherwise. Neither the Company nor any of its subsidiaries has disposed of any material property in a transaction being accounted for under the installment method pursuant to
Section 453 of the Code.

          (i) Neither the Company nor any of its subsidiaries is a party to any agreement to share Taxes with respect to any Taxable Period.

          (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any subsidiary thereof by reason of Section 280G of the Code.

          (k) Neither the Company nor any of its subsidiaries has at any time distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

          (l) Neither the Company nor any of its subsidiaries has an overall foreign loss within the meaning of Section 904(f) of the Code.

          SECTION 4.14    Environmental.
                          --------------

          (a) Except to the extent that any of the following, individually or in the aggregate, would not result in a Material Adverse Effect on the Company
(i) the Company and its subsidiaries comply and have complied with all applicable Environmental Laws (as defined below), (ii) no Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Company or its subsidiaries (including soils, groundwater, surface water, buildings or other structures), (iii) no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Company or its subsidiaries during the period of ownership, lease, operation or use by Company or its subsidiaries, (iv) neither the Company nor any subsidiary is subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) neither the Company nor any subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any subsidiary is or may be in violation of or liable under any Environmental Law, (vi) neither the Company nor any subsidiary is subject to any order, decree, injunction or other written directive of any Governmental Authority or is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) there are no circumstances or conditions involving the Company and its subsidiaries, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by Company or its subsidiaries, or any of the assets (including real property) or businesses of any predecessors of Company or its subsidiaries that could reasonably be expected to result in any damages or liabilities to the Company or any subsidiary arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the assets of the Company or any subsidiary arising under or pursuant to any Environmental Law.

          (b) As used herein, the term "Environmental Law" means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgement, decree, permit, authorization, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          (c) As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

          SECTION 4.15    State Takeover Statutes.
                          -----------------------

          The Board of Directors of the Company has adopted, approved and found advisable this Agreement, the Offer, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement, and such adoptions, approvals and findings are sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and the other transactions contemplated by this Agreement and the Shareholder Agreement the provisions of Section 203 of the DGCL, the Rights Plan, the Rights and Article 12.2.1. of the Company's Certificate of Incorporation. No other "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation or similar Law, or any other provision of the Company's Certificate of Incorporation or By-Laws, applies or purports to apply to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement or any of the transactions contemplated by this Agreement or the Shareholder Agreement.

          SECTION 4.16    Intellectual Property.
                          ---------------------

          (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete list of all United States and foreign patents and patent applications, copyrights (whether registered or as to which registration has been applied for), trademarks (whether registered or not), trade names and service marks owned by or licensed to the Company or any of its subsidiaries as of the date hereof.

          (b) Except as set forth in the Company Filed SEC Documents, (i) to the knowledge of the Company, except as otherwise disclosed orally to Parent, there is no existing or threatened infringement, misuse or misappropriation by others, of any United States or foreign patents, patent applications, trademarks, whether registered or not, tradenames, service marks, copyrights, processes, designs, formulae, inventions, know-how, trade secrets, proprietary information or concepts (the "Intellectual Property") of the Company or any of its subsidiaries that is reasonably likely to be material to the Company's operation, (ii) there are no pending or threatened claims by the Company or any of its subsidiaries against others for infringement, misuse or misappropriating, of any Intellectual Property of the Company or its subsidiaries that are reasonably likely to be material to the Company's operation and (iii) to the knowledge of the Company, neither the Company nor any of its subsidiaries is infringing, misusing or misappropriating any

Intellectual Property of any third party and, to the Company's knowledge, no claim of such infringement, misuse or misappropriation is pending or threatened.

          (c) The Company and its subsidiaries own or possess adequate licenses or other valid rights to use all of the Intellectual Property used by the Company and its subsidiaries or set forth on Schedule 4.16(a) of the Company Disclosure Schedule. The Company has no knowledge of any facts or claims which may bring the validity or enforceability of its issued patents into question.

          SECTION 4.17   FDA and Product Matters.
                         -----------------------

          There are no products now being manufactured, sold or distributed by the Company or any subsidiaries which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other Governmental Entity that regulates the safety, effectiveness, market clearances, market or post-market surveillance of the products of the Company and its subsidiaries, for which such approval has not been obtained. All products now being commercially distributed by the Company or any subsidiary in any jurisdiction meet, in all material respects, the applicable legal requirements of such jurisdiction with respect to their safety, effectiveness, market clearance, marketing, and post-market surveillance and all requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis known to the Company for the FDA or any other Governmental Entity to rescind any approval for any of their commercially distributed products. There is no action or proceeding by the FDA or any other Governmental Entity claiming that any product now being commercially distributed or used in any clinical trials by the Company or any subsidiary is defective or fails to meet any applicable regulatory standards or that the Company or any subsidiary have violated any applicable Laws governing the marketing or post-market surveillance requirements for any product. There are no recall procedures pending or, to the knowledge of the Company, threatened against the Company or any subsidiary, and no such proceeding was brought at any time in the past, relating to the safety or efficacy of any of its or their products, and, to the knowledge of the Company, there is no basis of any such action or proceeding.
No institutional review board or institutional review committee or other similar group has terminated or recommended termination of a clinical study of any product of the Company or any subsidiary.

          SECTION 4.18   Year 2000.
                         ---------

          All information technology currently used and expected to be used by the Company and each subsidiary following December 31, 1999 in the administration and the business operations of the Company and its subsidiaries, including, without limitation, in all products and services (i) provided by the Company and each subsidiary, whether to third parties or for internal use or
(ii) to the best of the Company's knowledge after reasonable investigation, currently used and expected to be used in combination with any information technology of its or any subsidiary's clients, customers, suppliers or vendors, accurately processes or will process date and time data (including but not limited to calculating, comparing and sequencing) from, into and between the years 1999 and 2000 and the twentieth century and the twenty-first century, including leap year calculations

(the "Y2K Calculations"), and neither performance nor functionality of such technology will be affected by dates prior to, during or after the year 2000. Neither the Company nor any subsidiary has any obligations under warranty agreements, service agreements or otherwise to remedy any information technology defect relating to or arising out of Y2K Calculations. The aggregate costs, expenses and liabilities incurred prior to the date hereof and reasonably expected by the Company to be incurred in the future in connection with assuring the accuracy of the two immediately preceding sentences will not be material to the Company. The Company Filed SEC Documents contain disclosure (the "Y2K Disclosure") which is responsive in all material respects to the requirements of Staff Legal Bulletin No. 5 (CF/IM) issued by the SEC, and the Y2K Disclosure is true and correct in all material respects.

          SECTION 4.19   Insurance.
                         ---------

          The Company and each subsidiary maintains (a) insurance on all of its property that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in its industry for companies of similar size and financial condition. All insurance policies of the Company and each subsidiary are in full force and effect, all premiums with respect thereto cover all periods up to and including the date this representation is made have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and each subsidiary and of all agreements to which the Company and each subsidiary is a party, will remain in full force and effect through the respective expiration dates of such policies without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the Shareholder Agreement. Neither the Company nor any subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

          SECTION 4.20   Absence of Questionable Payments.
                         --------------------------------

          Neither the Company nor any subsidiary nor, to the Company's knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary, has used any Company or subsidiary funds for improper or unlawful contributions, payments, gifts or entertainment, or to induce any person or entity to do business with the Company or any subsidiary, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company and its subsidiaries have adequate financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any subsidiary nor, to the Company's knowledge, any current director, officer, agent, employee or other person acting on behalf of the Company or any subsidiary, has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company and its subsidiaries at all times complied, and are in compliance, in all material respects with the Foreign Corrupt

Practices Act and, in all material respects with all other Laws and regulations relating to prevention of corrupt practices.

          SECTION 4.21   Opinion of Financial Advisor.
                         ----------------------------

          The Company has received the opinion of Goldman, Sachs & Co. (the "Financial Advisor"), dated the date of this Agreement, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, made available to Parent.

          SECTION 4.22   Brokers and Finders.
                         -------------------

          No broker, investment banker, financial advisor or other person, other than the Financial Advisor, the fees and expenses of which will be paid by the Company (as reflected in an agreement between such firm and the Company, a copy of which has been delivered to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                  ARTICLE V.
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub jointly and severally represent and warrant to the Company as follows:

          SECTION 5.1    Organization.
                         ------------

          Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not be reasonably expected to prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 5.2    Authority.
                         ---------

          Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent shareholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

          SECTION 5.3    Consents and Approvals; No Violations.
                         --------------------------------------
          (a) The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by
Article I hereof, (ii) compliance with any applicable requirements of the HSR Act and (iii) compliance with any applicable requirements of the Exchange Act.

          (b) The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Parent and Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub or any of their subsidiaries under, or require consent pursuant to, any of the terms, conditions or provisions of contract to which Parent or Sub or any of their subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Order or any Law applicable to Parent or Sub, any of their subsidiaries or any of their properties or assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults that would not reasonably be expected have a Material Adverse Effect on Parent.

          SECTION 5.4    Information Supplied.
                         --------------------

          None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Sub in this Section 5.4 with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company or any subsidiary specifically for inclusion or incorporation by reference therein.

          SECTION 5.5    Interim Operations of Sub.
                         -------------------------

          Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 5.6    Brokers.
                         -------

          Except for Piper Jaffray Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 5.7    Financing.
                         ---------

          Parent has, or will have, sufficient funds available to purchase, or to cause Sub to purchase, all the Shares pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                                  ARTICLE VI.
                                   COVENANTS

          SECTION 6.1    Covenants of the Company.
                         ------------------------

          Until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, except as provided in the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, conduct their business in the ordinary course and use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees and preserve their relationships with customers, consultants, doctors, clinical investigators, suppliers and others having business dealings with the Company and its subsidiaries. Without limiting the generality of the foregoing, except as expressly permitted in this Agreement, from the date hereof until such time as Parent's designees shall constitute a majority of the members of the Board of Directors of the Company, the Company shall not, and shall cause its subsidiaries not to:

          (a)  Dividends; Changes in Stock. (i) declare or pay any dividends on
               ---------------------------
or make other distributions in respect of any of its capital stock (except for dividends by a wholly owned subsidiary of the Company to its parent and cash dividends on the Series B Stock in accordance with the Certificate of Designations of the Series B Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the redemption of the Series B Stock in accordance with the Certificate of Designations of the Series B Stock and the acquisition of Common Stock of the Company that was held as collateral for the Company's Alternative Minimum Tax Loans (the "AMT Loans"), as disclosed in Section 4.6 of the Company Disclosure Schedule);

          (b)  Issuance of Securities. Issue, deliver, sell, pledge, encumber,
               ----------------------
grant, confer or award, or authorize or propose the issuance, delivery, sale, pledge, encumbrance, grant, conferring, or award of, any shares of its capital stock or any other security or any option, warrant, conversion right or other right to acquire any capital stock or other security other than the issuance of Shares upon the exercise of Options or Warrants or the conversion of Series B Stock outstanding on the date of this Agreement and in accordance with the terms of such Options, Warrants or Series B Stock, as applicable;

          (c)  Governing Documents. Amend or propose to amend its certificate of
               -------------------
incorporation or by-laws (or similar organizational documents);

          (d)  Acquisitions. Subject to Section 6.2, authorize, propose, or
               ------------
enter into, or announce an intention to authorize, propose, or enter into, an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition of assets not in the ordinary course of business or any securities, any disposition, lease or license of assets not in the ordinary course of business or any disposition of any securities, or relinquishment of any material contract rights;

          (e)  Taxes. (x) change any significant practice with respect to Taxes,
               -----
(y) make, revoke or change any significant election with respect to Taxes or (z) settle or compromise any significant tax liability except in any situation described in clauses (x) - (z) in which a delay in such action would result in material penalties or material detriment to the Company and its subsidiaries taken as a whole;

          (f)  Indebtedness. except pursuant to the Loan Agreement (as
               ------------
hereinafter defined) (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business, (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company or (iii) incur any liability other than in the ordinary course of business;

          (g)  Capital Expenditures. make or agree to make any capital
               --------------------
expenditures out of the ordinary course of business;

          (h)  Discharge of Liabilities. except pursuant to the Loan Agreement,
               ------------------------
pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of claims, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business;

          (i)  Material Contracts. (i) modify, amend or terminate any material
               ------------------
contract, (ii) waive, release or assign any material rights or claims, (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement or (iv) except in the ordinary course of business, enter into any material contracts or transactions;

          (j)  Benefits Changes. except for the transactions relating to the AMT
               ----------------
Loans described in Section 4.6 of the Company Disclosure Schedule, (i) increase the compensation or benefits of any director, officer, employee or consultant, except for increases in the ordinary course of business, (ii) adopt any new Company Plan or any amendment to an existing Company Plan, (iii) enter into any employment or consulting agreement with any director, officer, employee or consultant or (iv) accelerate the payment of compensation or benefits to any director, officer, employee or consultant; or

          (k)  General. authorize any of, or commit or agree to take any of, the
               -------
foregoing actions or any action which would result in a breach of any representation or warranty of the Company contained in this Agreement as of the date when made or as of any future date or would result in any of the Offer Conditions not being satisfied.

          SECTION 6.2    No Solicitation.
                         ----------------

          (a) The Company shall, and shall cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, and shall cause its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal, offer or expression of interest by any third party relating a merger, consolidation or other business combination involving the Company or any subsidiary, or any purchase of more than 15% of the consolidated assets of the Company or more than 15% of the Shares, or any similar transaction. Any material modification of a Takeover Proposal shall constitute a new Takeover Proposal.

          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, the approval, recommendation or statement as to advisability by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Takeover Proposal, (iii) cause the Company to enter into any agreement related to any Takeover Proposal (other than a confidentiality agreement contemplated by paragraph (a) above) or (iv) take or fail to take any action (including amending the Rights Plan or the Rights) which is designed to or which has the effect of making all or any part of the Rights, the Rights Plan, Section 203 of the DGCL or Article 12.1.1. of the Company's Certificate of Incorporation not applicable to or not triggered by any Takeover Proposal.

          (c) Notwithstanding the provisions of paragraphs (a) and (b) above, prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that its fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and furnish information to, any person, entity or group after such person, entity or group has delivered to the Company, in writing, an unsolicited bona fide Takeover Proposal (which may be subject to customary conditions, including a "due diligence" condition) if such person, group or entity enters into a confidentiality agreement substantially identical to the Confidentiality Agreement (as hereinafter defined) and the Board of Directors of the Company in its good faith reasonable judgment determines, after consultation with its independent financial advisors, that (i) such Takeover Proposal would result in a transaction more favorable than the transactions contemplated hereby to the shareholders from a financial point of view, (ii) the person making such Takeover Proposal is financially capable of consummating such Takeover Proposal or that the financing necessary to consummate such Takeover Proposal, to the extent required, is then committed or is capable of being obtained by such person and (iii) such Takeover Proposal is otherwise as likely to be consummated as are the transactions contemplated hereby (such a Takeover Proposal being hereinafter referred to as a "Superior Proposal"). In addition, notwithstanding the provisions of paragraph (a) above, in connection with a possible Takeover Proposal, the Company may refer a third party to this Section 6.2 or make a copy of this Section 6.2 available to a third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof, including without limitation Section 8.5) will prevent the Board of Directors of the Company from recommending such Superior Proposal to its shareholders, if the Board determines, in good faith, after consultation with and based upon the advice of outside legal counsel, that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendation set forth in Section 6.3, and, to the extent it does so, the Company may refrain from soliciting proxies to secure the vote of its shareholders as may be required by Section 6.3 and the Board of Directors of the Company may amend the Schedule 14D-9 to reflect the withdrawal of its recommendation set forth therein and file a new Schedule 14D-9 setting forth its recommendation with respect to such Superior Proposal; provided however, that the Company shall (i) provide Parent at least twenty-four (24) hours' prior notice of any Company Board of Directors meeting at which it is reasonably expected to contemplate a Superior Proposal and (ii) not accept or recommend to its shareholders a Superior Proposal for a period of not less than five (5) business days after Parent's receipt of a copy of such Superior Proposal; and provided, further, that, unless this Agreement has been terminated in accordance with Section 8.1, nothing contained in this Section 6.2 shall limit the Company's obligation to call, give notice of, hold or convene the Shareholders Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, modified or not yet made) or to provide the shareholders with material information relating to such meeting.

          (d) The Company shall immediately advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. The Company will immediately inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Takeover Proposal.

          (e) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law, provided, however, that except as set forth above, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger or this Agreement or approve or recommend, or propose to approve or recommend, or state to be advisable, a Takeover Proposal.

          SECTION 6.3    Shareholder Approval; Preparation of Proxy Statement.
                         ----------------------------------------------------

          (a) If the Company Shareholder Approval is required by law, the Company shall, as promptly as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval. The Company shall, through its Board of Directors, recommend to its shareholders that the Company Shareholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the option and request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Shareholders Meeting in accordance with the short form merger provisions of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

          (b) If the Company Shareholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary proxy statement (the "Proxy Statement") with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable.

The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent an opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Proxy Statement prior to transmission to the SEC or its staff and shall not transmit any such material to which Parent reasonably objects. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

          (c) Parent agrees to cause all Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Shareholder Approval.

          SECTION 6.4    Access to Information.
                         ---------------------

          The Company shall, and shall cause each of its subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, agents and other representatives reasonable access to all of the properties, personnel, books and records of the Company and its subsidiaries, and shall furnish promptly all information concerning the business, properties and personnel of Company and its subsidiaries as Parent may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company (the "Confidentiality Agreement").

          SECTION 6.5    Updating.
                         --------

          From time to time prior to the Effective Time, the Company shall supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby, except for such information that would not cause any representation or warranty of the Company or the Company Disclosure Schedule to be untrue or incomplete in any material respect. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered. The Company shall promptly inform Parent of (a) any claim by a third party that a contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement or the Shareholder Agreement, (b) any Material Adverse Effect on the Company, (c) any litigation or Governmental Entity complaint, investigation or hearing (or communications indicating the same may be contemplated) against or affecting the Company or any subsidiary or (d) any written notice from any taxing authority proposing any adjustment for any Tax of the Company or any subsidiary and provide to Parent a copy of such notice. The Company shall promptly deliver to Parent true and correct copies of any forms, reports, schedules, statements and other documents filed by the Company or any subsidiary with the SEC subsequent to the date hereof.

          SECTION 6.6    Reasonable Efforts.
                         -------------------

          (a) Subject to Section 6.6(c), each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Shareholder Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the Shareholder Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement or the Shareholder Agreement and the transactions contemplated by this Agreement or the Shareholder Agreement.

          (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or the Shareholder Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or the Shareholder Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Nothing herein shall require any party to waive any substantial rights or agree to any substantial limitation on its (or the Surviving Corporation's) operations or to dispose of any assets.

          (c) Nothing in this Section 6.6 shall require, or be construed to require, Parent or any of its affiliates to proffer to, or agree to (i) license, sell, hold separate, discontinue or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any license, sale, holding separate, or discontinuance or limitation by the Company of any of its assets or businesses) or (ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or businesses which, in either case, could, in the judgment of the Board of Directors of Parent, materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

          (d) Parent shall cause Sub to comply with its obligations under this Agreement.

          SECTION 6.7    Indemnification; Insurance.
                         ---------------------------

          (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers (the "Indemnified Parties") of the Company and its subsidiaries as provided in their respective articles of incorporation or by-laws (or similar organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms for the period of all applicable statutes of limitations from the Effective Time. Further, Parent and Sub agree that the limitations of liability regarding the directors of the Company as currently provided in Article 10 of the Company's Certificate of Incorporation shall continue in full force and effect and during the period of all applicable statutes of limitations and shall not be amended in a manner that adversely affects the rights of any party to indemnification thereunder or under this Section 6.7.

          (b) For the period of all applicable statutes of limitations from the Effective Time, Parent shall, unless Parent agrees in writing to guarantee the indemnification obligations set forth in Section 6.7(a), maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a true and correct copy of which has been heretofore delivered to Parent) (or, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries or otherwise obtained by Parent, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than those of the Company's policy), provided, however, that in no event shall Parent be required to expend in excess of 150% of the annual premiums currently paid by the Company for such insurance, which the Company represents is approximately $175,000, and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          (c) This Section 6.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Parent, Sub, the Company and the Surviving Corporation agree to reimburse each of the Indemnified Parties against all costs and expenses (including reasonable attorneys' fees and disbursements) incurred by any such Indemnified Party against Parent, Sub, the Company or the Surviving Corporation to enforce to the fullest extent the rights to indemnification set forth in this Section 6.7, provided that there is a finding that such Indemnified Party was entitled to such indemnification.

          SECTION 6.8    Certain Litigation.
                         ------------------

          The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger, this Agreement, or the Shareholder Agreement, without the prior written consent of Parent. In addition, except as provided in Section 6.2(c), the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

          SECTION 6.9    Certain Transaction Related Fees.
                         --------------------------------

          The Company shall not, and shall not permit any subsidiary to, incur, spend or otherwise become liable or obligated for any fees, costs or other expenses arising out of or related to the transactions contemplated hereby and by the Shareholder Agreement, including, without limitation, fees of legal counsel, investment banking, and other financial and other advisors, in excess of $4,000,000. The Company shall not, without the prior written consent of Parent, amend the arrangements with the Financial Advisor, which have been disclosed by the Company to Parent.

          SECTION 6.10   Benefit Arrangements.
                         ---------------------

          For a period of at least one year following the Effective Time, Parent will provide benefits to employees of the Company and its subsidiaries that are substantially equivalent to the benefits currently provided to similarly situated employees of Parent and its subsidiaries. From and after the Effective Time, Parent and its subsidiaries shall grant all employees of the Company and its subsidiaries who are employed by the Company or any subsidiary of the Company immediately before the Effective Time credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent or its subsidiaries) with the Company or its subsidiaries prior to the Effective Time for (i) vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with the Company or its subsidiaries were service with Parent or its subsidiaries, provided, however, that past service credit in any plan intended to be qualified under Section 401(a) of the Code shall not exceed five years. Parent and the Company agree that with respect to any medical or dental benefit plan of Parent, Parent shall waive (or cause to be waived) any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any employee of the Company or a subsidiary of the Company who was, as of the Effective Time, excluded from participation in a similar plan maintained by the Company or any of its subsidiaries immediately before the Effective Time by virtue of such pre-existing condition and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent or its subsidiaries. Following the date hereof, Parent and the Company agree to negotiate in good faith the terms and conditions of severance arrangements with respect to employees of the Company. Nothing contained herein shall prevent, prohibit, restrict or limit in any way Parent's ability to terminate the employment of any employee of the Company or any of its subsidiaries and any agreements to provide to such employee benefits pursuant to this Section 6.10 shall terminate with respect to such employee at the time such employee's employment is terminated.

          SECTION 6.11   Takeover Statutes.
                         ------------------

          If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover Law is or shall become applicable to the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement or any other transaction contemplated hereby or by the Shareholder Agreement, unless the Board of Directors recommends a Superior Proposal in accordance with Sections 6.2(c) and 8.5 hereof, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and any other transaction contemplated hereby and by the Shareholder Agreement may be consummated as promptly as practicable on the terms contemplated hereby and by the Shareholder Agreement and otherwise act to eliminate or minimize the effects of such Law on the Offer, the Merger, this Agreement, the Shareholder Agreement, the acquisition of Shares by Sub pursuant to the Offer and the Shareholder Agreement and any other transaction contemplated hereby and by the Shareholder Agreement.

          SECTION 6.12   Shareholder Agreement Legend.
                         ----------------------------

          The Company will not register the transfer of any Certificate unless such transfer is made in accordance with the terms of the Shareholder Agreement. The Company will inscribe upon any Certificate representing the Shares owned beneficially or otherwise by a Shareholder (as such term is defined in the Shareholder Agreement) the following legend: THE SHARES OF COMMON STOCK, VALUE $0.01 PER SHARE OF THE COMPANY REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF AUGUST 10, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

          SECTION 6.13   Loan Agreement.
                         --------------

          Promptly following the execution and delivery of this Agreement, Parent and the Company shall enter into a loan agreement in the form attached hereto as Exhibit 6.13 (the "Loan Agreement").

          SECTION 6.14   Redemption of Series B Stock.
                         ----------------------------
          (a) The Company shall take all action necessary to redeem, including, without limitation, providing notices of redemption required pursuant to the Certificate of Designations governing the Series B Stock promptly following the satisfaction of all conditions to such redemption as provided in the Certificate of Designations for the Series B Stock and shall redeem if permitted to do so pursuant to the terms of the Certificate of Designations any and all outstanding shares of Series B Stock (other than shares of Series B Stock converted by the holders thereof into shares of Common Stock) prior to the Effective Time in accordance with the Certificate of Designations of the Series B Stock.

          (b) Purchaser shall make an offer to each holder of the outstanding Series B Stock to purchase all outstanding Series B Stock held by such holder at the price per share of Series B Stock contemplated by Section 5(d) of the Certificate of Designations of the Series B Stock.

          (c) The Company shall take all action necessary to cause the expiration of the Warrants as of the Effective Time in accordance with the terms of the Warrants, including, without limitation, providing notice of the Offer and the Merger as contemplated by the terms of the Warrants promptly following the date of this Agreement.

                                 ARTICLE VII.
                                  CONDITIONS

          SECTION 7.1    Conditions to Each Party's Obligation To Effect the
                         ---------------------------------------------------
     Merger.
     ------

          The respective obligation of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a)  Company Shareholder Approval. If required by applicable law, the
               ----------------------------
     Company Shareholder Approval shall have been obtained.

          (b)  No Injunctions or Restraints. No Law or Order issued by any court
               ----------------------------
     of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

          (c)  Purchase of Shares. Sub shall have previously accepted for
               ------------------
     payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer.

          (d) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or third party necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, with such exceptions as would not individually or in the aggregate have a Material Adverse Effect on the Company.

                                 ARTICLE VIII.
                           TERMINATION AND AMENDMENT

          SECTION 8.1    Termination.
                         -----------

          Subject to Section 8.5(b), this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the shareholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

                  (i) if (x) the Offer shall have expired without the acceptance for payment of Shares thereunder or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to March 31, 1999, provided, however, that the right to terminate this Agreement pursuant to this (b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of representation or warranty under this Agreement by such party; or

                  (ii) if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or other action shall have become final and nonappealable;

          (c) by Parent prior to the purchase of Shares pursuant to the Offer if the Company shall have breached or failed to perform any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in paragraph (e) or
     (f) of Exhibit A;

          (d) by Parent or Sub if either (A) Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A to this Agreement or (B) the Company has breached in any material respect its covenants contained in Section 6.2; or

          (e) by the Company prior to the purchase of Shares pursuant to the Offer if Parent or Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, except, in any case, such breaches and failures which are not reasonably likely to materially and adversely affect Parent's or Sub's ability to consummate the Offer or the Merger.

          (f) by Parent if any person, entity or group (as such terms are defined or used in Section 13d-3 of the Exchange Act) other than Parent or Sub acquires beneficial ownership (as such term is defined or used in Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Shares;

          (g) by the Company if prior to the purchase of at least a majority of the outstanding Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of the Offer, this Agreement or the Merger to permit the Company to negotiate or execute a definitive agreement relating to a Superior Proposal or to approve a Superior Proposal, or the Board of Directors of the Company shall have recommended such Superior Proposal, in each case in accordance with
     Section 6.2(c) hereof.

          SECTION 8.2    Effect of Termination.
                         ---------------------

          Except as specifically provided in this Section 8.2 hereof, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, provided, however, that
     (i) nothing herein shall relieve any party for liability for any willful breach hereof and (ii) the Confidentiality Agreement, including the standstill provisions therein, the Loan Agreement and the agreements contained in Section 8.5 of this Agreement shall survive any termination hereof.

          SECTION 8.3    Amendment.
                         ---------

          This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company Shareholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Shareholder Approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 8.4    Extension; Waiver.
                         -----------------

          At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, subject to Section 8.3, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
     (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 8.5    Expenses.
                         ---------
          (a) Except as otherwise provided in this Section 8.5, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

          (b) If (i) this Agreement is terminated pursuant to Sections 8.1(c), 8.1(d) or 8.1(g), or (ii) at any time on or prior to six months from the date of any termination of this Agreement for any reason other than any termination by the Company pursuant to Section 8.1(e), there shall occur a Change in Control (as hereinafter defined), then the Company shall pay to Parent a fee of $5,000,000 by wire transfer of immediately available funds. Such fee shall be paid prior to and as a condition to any termination in the event of any termination pursuant to Section 8.1(g) by the Company, and in any other event within one business day following such termination. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to this Section 8.5(b) when it is required to be paid, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit, including any costs of collection, together with interest on the amount of the fee at the rate of 12% per annum from the date such fee was required to be paid.

          (c) For purposes hereof, "Change of Control" means the occurrence of any of the following events:

       (i) the Company is merged or consolidated with or into another corporation (other than as contemplated by this Agreement) with the effect that the common shareholders immediately prior to such merger or consolidation hold less than fifty percent (50%) of the ordinary voting power of the outstanding securities of the surviving corporation of such merger or the corporation resulting from such consolidation;

       (ii) a change in the composition of the Board of Directors of the Company after the date hereof (other than as contemplated by this Agreement) as a result of which fewer than a majority of the incumbent directors are directors who either (i) had been directors of the Company 12 months prior to such change, or (ii) were elected, or nominated for election, to the Board of Directors with the affirmative votes of a majority of the directors who had been directors of the Company 12 months prior to such change and who were still in office at the time of the election or nomination;

       (iii) any person or persons, entity or group (as such terms are defined or used in Section 13d-3 under the Exchange Act) shall:

                    A. as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (as such term is defined or used in Rule 13d-3 under the Exchange Act) of thirty percent (30%) or more of the Shares;

                    B. commence, or announce the intention to commence, any tender offer or exchange offer for thirty percent (30%) or more of the Shares; or

          (iv) the Company shall enter into any agreement, including without limitation an agreement in principle, regarding any Takeover Proposal.


                                  ARTICLE IX.
                                 MISCELLANEOUS

               SECTION 9.1    Nonsurvival of Representations and Warranties.
                              ---------------------------------------------
               None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

               SECTION 9.2    Notices.
                              -------

          All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)   if to Parent or Sub, to

               Guidant Corporation
               111 Monument Circle
               Indianapolis, Indiana  46204-5129
               Attention:  J.B. King, Esq.

               with a copy to:

               Dewey Ballantine LLP
               1301 Avenue of the Americas
               New York, New York 10019-6092
               Fax: (212) 259-6333
               Attention: Bernard E. Kury, Esq.
                          Jonathan L. Freedman, Esq.


               (b)   if to the Company, to

               InControl, Inc.
               6675 185th Ave. N.E.
               Redmond, WA 98052-6734
               Fax:  (425) 861-9301
               Attention:  Kurt C. Wheeler


               with a copy to:


               Perkins Coie LLP
               1201 Third Avenue, 40th Floor
               Seattle, Washington 98101-3099
               Fax:  (206) 583-8500
               Attention:  Stephen M. Graham, Esq.
                           Alan C. Smith, Esq.


               SECTION 9.3    Interpretation.
                              --------------

               (a) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

               (b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (c) This Agreement is the result of the joint efforts of Parent, Sub and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof.

               (d) The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation."

               (e) "knowledge" means actual awareness of a particular fact or other matter. Knowledge of a corporate entity is deemed to include actual knowledge of its officers and directors.

               (f) A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

               (g) The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practice."

          SECTION 9.4    Counterparts.
                         ------------

          This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

          SECTION 9.5    Entire Agreement; No Third Party Beneficiaries.
                         ----------------------------------------------

          This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          SECTION 9.6    Governing Law.
                         -------------

          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          SECTION 9.7    Publicity.
                         ---------

          Except as otherwise required by law, court process or the rules of any applicable securities exchange or the Nasdaq National Market or as contemplated or provided elsewhere herein, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior consultation with the other parties hereto.

          SECTION 9.8    Assignment.
                         ----------

          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests, liabilities and obligations hereunder to Parent or to any wholly owned subsidiary of Parent, upon which assignment Sub will be relieved of and released from its liabilities and obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 9.9    Enforcement.
                         -----------

          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          SECTION 9.10    Severability.
                          ------------

          This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                             GUIDANT CORPORATION



                                             By:  /s/ Ronald W. Dollens
                                                  ----------------------------
                                                  Name: Ronald W. Dollens
                                                  Title: President and CEO



                                             PEGASUS ACQUISITIONS CORP.


                                             By:  /s/ A. Jay Graf
                                                  ----------------------------
                                                  Name: A. Jay Graf
                                                  Title: President



                                             INCONTROL, INC.



                                             By:  /s/ Kurt C. Wheeler
                                                  ----------------------------
                                                  Name: Kurt C. Wheeler
                                                  Title: Chairman of the Board
                                                         President and CEO

                                                                       EXHIBIT A


                            Conditions of the Offer

     Notwithstanding any other term of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (as defined in the Offer) (i) there shall have been validly tendered a majority of the outstanding Shares (determined on a fully diluted basis) (the "Minimum Condition") (ii) the Series B Stock shall have been redeemed by the Company or converted into shares of Common Stock (in either case in accordance with the Certificate of Designations for the Series B Stock) and (iii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and prior to the Expiration Date, any of the following conditions exists:

          (a) there shall be threatened, instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company and its subsidiaries, taken as a whole or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement or the Shareholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company;

          (b) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the routine application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Effect with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have (x) withdrawn or modified in a manner adverse to Parent or Sub its approval, recommendation or statement as to advisability of the Offer or the Merger or its adoption of this Agreement or the Shareholder Agreement, (y) approved, recommended, stated to be advisable or taken a neutral position (or failed to or was otherwise unable to take a position) with respect to any Takeover Proposal, (z) failed to reaffirm its approval, recommendation or statement as to advisability of the Offer or the Merger or its adoption of this Agreement or the Shareholder Agreement within five business days of being requested by Parent to do so or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions, except any taking or disclosing to the shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to any Takeover Proposal if within five (5) business days of taking or disclosing to the shareholders the aforementioned position, the Board of Directors publicly reconfirms its recommendation of the transactions contemplated hereby as set forth in Section 1.2(a) hereof;

          (e) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct (except where such failure to be true and correct would not have a Material Adverse Effect on the Company (except with respect to any representation or warranty which is already qualified by a materiality standard in which case such representation or warranty shall not be true and correct in all respects)), in each case at the date of the Agreement and at the scheduled or extended expiration of the Offer;

          (f) the Company shall have failed to perform or comply with any agreement, obligation or covenant to be performed or complied with by it under this Agreement in all material respects, which failure to perform or comply has not been cured within five business days after the giving of written notice to the Company; or

          (g) this Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.